Exhibit 10.10

First Amendment to the

Employment Agreement
Between Thomas W. Bishop and URS Corporation

Whereas, Thomas W. Bishop (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of July 1, 2003 (the “Employment Agreement”); and

Whereas, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Employment Agreement is amended effective as of August 1, 2008, as follows:

A.           Section 6(c) of the Employment Agreement hereby is amended in its entirety to read as follows:

(c)           Change in Control Payment and Severance Benefits.  If, during the term of this Agreement and within one year after the occurrence of a Change in Control, either (i) the Employee voluntarily resigns his employment for Good Reason, or (ii) the Company terminates the Employee’s employment for any reason other than Cause or Disability, then the Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Subdivision (ii) of Section 7(a).  No Change in Control payment shall be made in case of termination of employment of Employee by reason of resignation of Employee other than for Good Reason, death of Employee, or any other circumstance not specifically and expressly described in the immediately preceding sentence.  The Change in Control Payment shall be in an amount determined under Section 6(d) below and shall be made in a lump sum not more than five (5) business days following the effective date of the Employee’s release as described in Section 8 below; provided, however, that if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service with the Company, the Change in Control Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of separation, provided that the Employee’s release has become effective in accordance with its terms as described in Section 8.  The Change in Control Payment shall be in lieu of (i) any further payments to the Employee under Section 3, (ii) any further accrual of benefits under Sections 4 and 6 with respect to periods subsequent to the date of the employment termination and (iii) any entitlement to a Severance Payment (as defined in Subdivision (i) of Section 7(a) below).  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

B.           Sections 7(a) and 7(a)(i) of the Employment Agreement hereby are amended in their entirety to read as follows:

(a)           Severance Payment and Severance Benefits.  In the event that, during the term of this Agreement the Company terminates the Employee’s employment for any reason other than Cause or Disability or the Employee voluntarily resigns his employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason and Section 6 does not apply, then:

(i) The Company shall pay an amount (“Severance Payment”) in a lump sum equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination.  The Severance Payment shall be paid not more than five (5) business days following the effective date of the Employee’s release as described in Section 8 below; provided, however, that if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service with the Company, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of separation, provided that the Employee’s release has become effective in accordance with its terms as described in Section 8.  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

C.           Section 7(a)(ii) of the Employment Agreement hereby is amended to add the following two sentences at the end thereof:

The amount of any in-kind benefits provided under this Section 7(a)(ii) with respect to life and disability insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to the Employee under this Section 7(a)(ii) with respect to life and disability insurance premiums with respect to a given calendar year shall be payable no later than December 31 of the succeeding calendar year.

D.           Section 9 of the Employment Agreement hereby is amended to add the following sentence at the end thereof:

Any Gross-Up Payment shall be made by the end of the Employee’s taxable year following the Employee’s taxable year in which the Employee remits the related taxes.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

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In Witness Whereof, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

Thomas W. Bishop

By:	/s/ Thomas W. Bishop
Thomas W. Bishop

URS Corporation, a Nevada corporation

By:	/s/ H. Thomas Hicks
Name:H. Thomas Hicks
Title: Chief Financial Officer

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